EXHIBIT 99.1

January 6, 2004

NUCLEAR INDUSTRY VETERAN NAMED PRESIDENT OF WASHINGTON GROUP
INTERNATIONAL’S ENERGY & ENVIRONMENT BUSINESS UNIT

Boise, Idaho – Washington Group International, Inc. (NASDQ: WGII) announced today that 38-year nuclear industry veteran E. Preston Rahe, Jr. has been named president of its Energy & Environment Business Unit, effective immediately. He replaces Ralph R. DiSibio, who will continue to provide advisory services to the company as he moves towards a planned retirement March 31.

“This move allows Washington Group to maintain the great momentum we’ve developed in this key market segment at a time when competitive activity is about to increase to a level we haven’t seen in the last decade,” said Stephen G. Hanks, president and chief executive officer.  “With major new U.S. Department of Energy contract procurements anticipated in 2004 and 2005 and a similar market evolving in the British nuclear complex, Pres Rahe will maintain continuity in this critical business as an experienced executive who has a strong reputation in the industry.”

Rahe previously served as executive vice president – strategic development for the business unit, which has provided high-technology management, engineering, and environmental services to the DOE, the Environmental Protection Agency, and other public and private clients since the 1940s.  Services include management, operations, and facility closure at DOE nuclear sites; hazardous-facility operations and maintenance; design; construction; and technical consulting.

“Pres’ intimate knowledge of the needs and requirements of this important market and his history of delivering results to our government clients and to our stockholders make him the perfect candidate to succeed Ralph DiSibio who will maintain an advisory relationship with the company after his retirement,” said Hanks.  “Working together over the past two years Pres and Ralph were the primary architects of our success helping the Department of Energy find creative and cost-effective solutions to some of its greatest technical and environmental challenges.”

Before his tenure as the executive vice president of the business unit, Rahe served in a variety of executive assignments with Washington Group, including president of the company’s Westinghouse Government Environmental Services Company subsidiary – a partnership in which Washington Group holds a 60-percent share.  BNFL plc of the United Kingdom, holds the other 40-percent interest.  He also served as president of the company’s Safety Management Solutions subsidiary, leading it from a new business concept to a market leader in risk analysis, threat reduction, facility operations, and consulting services.  From 1989 to 1997, Rahe served in a variety of executive positions at another Washington Group subsidiary, Westinghouse Savannah River Company, the management contractor of the DOE’s largest and most complex nuclear facility.

Rahe is a graduate of the Georgia Institute of Technology where he earned a bachelor of science degree in mechanical engineering and a master of science degree in nuclear engineering.

DiSibio, who will retire after more than two years as president of the business unit, led that operation through a critical period where it was one of Washington Group’s most successful business segments.  With more than 20 years of experience in the commercial power and DOE nuclear markets prior to his current assignment, DiSibio served as executive vice president – business development for the company’s power business unit serving the global electric utility industry.   He joined Washington Group from Parsons Corporation where he was president of that company’s power group.  Prior to joining Parsons, DiSibio worked for Westinghouse Electric Corporation’s government operations, which have been a part of Washington Group since 1999.

Washington Group International provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

Included among those markets are:  Power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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